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                                                                    Exhibit 3.3


                            CERTIFICATE OF AMENDMENT
                             BY SHAREHOLDERS TO THE
                              AMENDED AND RESTATED
                          ARTICLES OF INCORPORATION OF

                          METROPOLITAN FINANCIAL CORP.

                               Charter No. 419682


         I, David G. Slezak, Assistant Secretary of Metropolitan Financial Corp., an Ohio corporation organized for profit (the "Corporation"), do hereby certify that, at a special meeting of shareholders, duly called and held on September 25, 2001, at which meeting a quorum of shareholders was present in person or by proxy, that by the affirmative vote of the holders of shares entitling them to exercise 96.64% of the voting power of the Corporation, the following resolution to amend the Amended and Restated Articles of Incorporation of the Corporation was duly adopted:

         RESOLVED, that the Corporation is authorized to increase the number of authorized shares of common stock, without par value, from 10,000,000 shares to 30,000,000 shares and that the first paragraph of Article IV of the Corporation's Amended and Restated Articles of Incorporation be amended to read as follows and the second paragraph of Article IV be deleted in its entirety:

                 The authorized number of shares of the Corporation is 40,000,000, of which 5,000,000 shall be shares of Class A Serial Preferred Stock, without par value, as described in Part A of this Article IV (hereinafter called "Class A Preferred Stock"), 5,000,000 shall be shares of Class B Serial Preferred Stock, without par value, as described in Part B of this
                 Article IV (hereinafter called "Class B Preferred Stock"), and 30,000,000 shall be shares of Common Stock, without par value, as described in Part C of this Article IV (hereinafter called "Common Shares").

IN WITNESS WHEREOF, the above named officer, acting for and on behalf of the Corporation, has hereto subscribed his name as of this 26th day of September, 2001.


                                            METROPOLITAN FINANCIAL CORP.




                                            By:  /s/ David G. Slezak
                                                 ---------------------
                                                     David G. Slezak
                                                     Assistant Secretary